SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2016

RLJ LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-35169	27-4706509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 Bethesda Metro Center Suite 1000 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

(301) 280-7777
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President and Chief Executive Officer

On July 28, 2016, the Board of Trustees (the “Board”) of RLJ Lodging Trust (the “Company”) appointed Ross H. Bierkan as the President and Chief Executive Officer (“CEO”) of the Company, effective immediately. Mr. Bierkan was also appointed to the Board and will stand for re-election as a trustee at the Company’s 2017 Annual Meeting of Shareholders.

Mr. Bierkan, 56, has served as the Interim President and Interim CEO of the Company since May 2016, and has served as the Executive Vice President and Chief Investment Officer of the Company since the Company’s formation in 2011, and will continue to serve in that role. Mr. Bierkan served as a Principal and Executive Vice President of RLJ Development, LLC from 2000 until the formation of the Company. In this capacity he was responsible for overseeing approximately $5.0 billion of real estate acquisitions. Previously, Mr. Bierkan was an original member of The Plasencia Group, a hospitality transaction and consulting group, and from 1993 to 2000 served as its vice president, with responsibility for providing market studies, property analyses and investment sales for institutional hotel owners. Prior to joining The Plasencia Group, Mr. Bierkan worked with Grubb and Ellis Real Estate, a commercial real estate brokerage firm. From 1982 to 1988, he held various operational and sales management positions for Guest Quarters Hotels (now the Doubletree Guest Suites).

Mr. Bierkan also serves on the owner advisory council for Hyatt House Hotels and serves as president of the advisory council for Springhill Suites by Marriott. He is on the board of directors of the American Hotel & Lodging Association and is a member of the Urban Land Institute Hotel Development Council. Mr. Bierkan received his Bachelor of Arts degree from Duke University.

There are no family relationships between Mr. Bierkan and any trustee or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Bierkan was not selected as a trustee, President or CEO pursuant to any arrangement or understanding between him and any other person.  In connection with Mr. Bierkan’s appointment as President and CEO, his annual base salary has been increased from $519,000 to $700,000. The Company is finalizing compensation arrangements with Mr. Bierkan to reflect his appointment as President and CEO, the terms of which will be disclosed in a subsequent filing.

Appointment of Chief Operating Officer

On July 28, 2016, the Board also appointed Leslie D. Hale, as the Company’s Chief Operating Officer (“COO”), effective immediately. Ms. Hale will also continue as the Company’s Executive Vice President and Chief Financial Officer.

Ms. Hale, 44, has served as the Executive Vice President and Chief Financial Officer of the Company since February 2013. Prior to this, Ms. Hale served as Chief Financial Officer and Senior Vice President of Real Estate and Finance of RLJ Development from 2007 until the formation of the Company, when she became the Company’s Chief Financial Officer and Senior Vice President. She previously was the Vice President of Real Estate and Finance for RLJ Development from 2006 to September 2007 and Director of Real Estate and Finance from 2005 until her 2006 promotion. In these positions, Ms. Hale was responsible for the finance, tax, treasury and portfolio management functions as well as executing all real estate transactions. From 2002 to 2005, she held several positions within the global financial services division of General Electric Corp., including as a vice president in the business development group of GE Commercial Finance, and as an associate director in the GE Real Estate strategic capital group. Prior to that, she was an investment banker at Goldman, Sachs & Co. Ms. Hale received her Bachelor of Business Administration degree from Howard University and her Master of Business Administration degree from Harvard Business School. On January 12, 2015, Ms. Hale was elected to the board of directors of Macy’s Inc. (NYSE: M). She also is a member of the Howard University Board of Trustees.

There are no family relationships between Ms. Hale and any trustee or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Hale was not selected as COO pursuant to any arrangement or understanding between her and any other person. In connection with Ms. Hale’s appointment as COO, her annual base salary has been increased from $472,000 to $575,000. The Company is finalizing compensation arrangements with Ms. Hale to reflect her appointment as COO, the terms of which will be disclosed in a subsequent filing.

Item 7.01.                                        Regulation FD Disclosure.

On August 1, 2016, the Company issued a press release announcing the matters described in Item 5.02 above.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The information included in this Current Report on Form 8-K under this Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.                Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description
99.1	Press Release dated August 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ LODGING TRUST

Date: August 1, 2016	By:	/s/ Frederick D. McKalip
Frederick D. McKalip
Senior Vice President and General Counsel

EXHIBIT LIST

Exhibit Number	Description
99.1	Press Release dated August 1, 2016